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                              AMENDMENT AGREEMENT
                                                                   EXHIBIT 7

     AMENDMENT AGREEMENT, dated as of February 14, 1997 (this "Amendment Agreement"), among BRITISH TELECOMMUNICATIONS plc, a public limited corporation incorporated under the laws of England and Wales ("BT"), MCI COMMUNICATIONS CORPORATION, a Delaware corporation ("MCI"), and TADWORTH CORPORATION, a Delaware corporation and a wholly owned subsidiary of BT ("Merger Sub").

     WHEREAS, BT, MCI and Merger Sub are parties to an Agreement and Plan of Merger, dated as of November 3, 1996 (the "Merger Agreement");

     WHEREAS, Section 7.3 of the Merger Agreement provides that the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger (as defined in the Merger Agreement) by the stockholders of MCI or BT, by an instrument in writing signed on behalf of each of the parties thereto;

     WHEREAS, BT, MCI and Merger Sub desire to amend the Annexes to the Merger Agreement effective immediately;

     NOW THEREFORE, in consideration of the premises and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Amendment to Exhibit B to Annex A. Exhibit B to Annex A of the Merger Agreement is hereby amended by deleting the definition of "Cause" under the section entitled "Optionholders; Management Employee Bonus Program and Other Employee Bonus Program" in its entirety and inserting in lieu thereof the following:

          "Cause" shall mean (1) "Cause" as defined in the participant's employment agreement, or if applicable to such participant, the Executive Severance Program, and (ii) with respect to any other participant: (A) theft or embezzlement of property of MCI or any of its affiliates; (B) fraud or wrongdoing against MCI or any of its affiliates; (C) a conviction of a crime of moral turpitude; (D) receipt of consideration or acceptance of benefits from, or the participation in business activities with, persons doing business with MCI or any of its affiliates, in violation of the business ethics policy of MCI; (E) malicious destruction of property of MCI or any of its affiliates; (F) improper disclosure of trade secrets of MCI or any of its affiliates; (G) actively engaging in, or working for a business in, direct competition with MCI or any of its affiliates while employed by MCI or one of its affiliates; or (H) such other reason as the Compensation Committee of the Board of Directors of MCI may determine. MCI shall determine whether a termination of employment has occurred for "Cause."

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     2. Amendment to Annex B. Annex B of the Merger Agreement is hereby amended by adding the following to section 3 thereof:

       "Each Senior Retention ISU will provide for the payment, deferral or reinvestment, at the holder's election pursuant to a program established by MCI prior to the Effective Time, of dividend equivalents equal to the amount of any dividends that would have been paid to the holder thereof following the Effective Time had the BT ADSs underlying such Senior Retention ISU been issued and outstanding on the applicable dividend record date."

     3. Authorization: Effectiveness. (a) Each party hereto represents that this Amendment Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     (b) This Amendment Agreement shall become effective upon execution and delivery by the parties hereto. Except as expressly amended hereby, the provisions of the Merger Agreement are and shall remain in full force and effect.

     4. Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     5. Counterparts. This Amendment Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, BT, MCI and Merger Sub have caused this Amendment Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

BRITISH TELECOMMUNICATIONS plc

By: /s/  Colin R. Green
    ----------------------
  Name: Colin R. Green
  Title: Secretary and Chief Legal Adviser


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MCI COMMUNICATIONS CORPORATION



By: /s/ Bert C. Roberts, Jr.
    ------------------------
    Name: Bert C. Roberts, Jr.
    Title: Chairman


TADWORTH CORPORATION



By: -----------------------
    Name:
    Title:




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MCI COMMUNICATIONS CORPORATION



By:
    ------------------------
    Name:
    Title:


TADWORTH CORPORATION



By: /s/ Steve Clutton
    -----------------------
    Name: Steve Clutton
    Title: Vice President and Secretary

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